Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of Independent Bank Corporation for the offer to exchange Common Shares of Independent Bank Corporation for any and all of the outstanding trust preferred securities of IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I, each as described in the Registration Statement, and to the inclusion of our report dated March 9, 2009, on the consolidated financial statements of Independent Bank Corporation.

/s/ Crowe Horwath LLP Crowe Horwath LLP

Grand Rapids, Michigan
January 26, 2010